Exhibit 3.4

CERTIFICATE OF DESIGNATIONS OF PREFERRED STOCK OF

WHITEHAWK INCOME CORPORATION

WhiteHawk Income Corporation, a Delaware corporation (the “Company”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, on March 30, 2026, the board of directors of the Company (the “Board”) adopted the resolution shown immediately below, which resolution is now, and at all times since its date of adoption has been in full force and effect:

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Company (as such may be amended, modified or restated from time to time, the “Amended and Restated Charter”), which authorizes 400,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and the authority thereby vested in the Board, a series of Preferred Stock be, and it is hereby, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Amended and Restated Charter and this Certificate of Designations, as it may be amended from time to time (the “Certificate of Designations”) as follows:

SECTION 1. Designation and Number of Shares. Pursuant to the Amended and Restated Charter, there is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock consisting of 37,780 shares of Preferred Stock designated as “Series D Preferred Stock” (the “Series D Preferred Stock”). To the extent not prohibited by the Amended and Restated Charter, the provisions hereof or other provisions of applicable law, such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series D Preferred Stock to less than the number of shares of Series D Preferred Stock then outstanding. Shares of the Series D Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall be cancelled, and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series and subject to later issuance.

SECTION 2. Rank. The Series D Preferred Stock shall, as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, rank senior to each class or series of the Company’s Common Stock par value $0.0001 per share (the “Common Stock”) and any other class or series of capital stock of the Company, including but not limited to the Company’s Series B Preferred Stock (such securities collectively referred to herein as the “Junior Securities”).

SECTION 3. Uncertificated Shares. The shares of Series D Preferred Stock shall be in uncertificated, book-entry form as permitted by the bylaws of the Company and the Delaware General Corporation Law.

SECTION 4. Voting.

(a) Except as set forth in this Certificate of Designations, the holders of the Series D Preferred Stock shall have no voting rights, and shall not be entitled to any vote with respect to shares of Series D Preferred Stock held of record by a Holder on any matters on which any of the Company’s stockholders are entitled to vote, except as set forth in this Certificate of Designations or as required by law.

(b) Notwithstanding the foregoing, at any time when any shares of Series D Preferred Stock are outstanding the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the consent of the then-holders of Series D Preferred Stock:

(i) other than pursuant to that certain Note Purchase Agreement, dated as of September 17, 2024, by and among the Company, Pacific Indemnity Company, EIG River Energy Partners, L.P., EIG Upstream Partners, L.P., EIG Blandelier Partners, L.P., U.S. Bank Trust Company, National Association and each of the guarantors thereunder (as may be amended, supplemented or otherwise modified from time to time, the “EIG Note Purchase Agreement”), guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(ii) incur any indebtedness, other than trade credit incurred in the ordinary course of business or pursuant to the EIG Note Purchase Agreement; and

(iii) other than the Series D Preferred Stock, create or issue or obligate itself to issue shares of, or reclassify, any capital stock unless the same ranks junior to the Series D Preferred Stock with respect to its special rights, powers and preferences.

SECTION 5. Dividends.

(a) Dividends on each share of Series D Preferred Stock shall (i) accrue on a daily basis at the Dividend Rate from and including the date of issuance, whether or not the Company has assets legally available to make payment thereof and (ii) be payable monthly in arrears on each Dividend Payment Date. Dividends shall accumulate from the most recent date through which dividends shall have been paid, or, if no dividends have been paid, from the date of issuance.

(b) No dividend or distribution shall be declared and paid on any class or series of capital stock of the Company unless all dividends are declared and paid with respect to the Series D Preferred Stock pursuant to Section 5(a).

(c) If the Company does not redeem all of the shares of Series D Preferred Stock prior to the Dividend Cutoff Date, the Company shall not declare, pay or set aside any distributions or dividends with respect to any class or series of capital stock of the Company until all of the shares of Series D Preferred Stock have been redeemed and the Holders have received the Minimum Return.

(d) Prior to declaring any dividend with respect to shares of any class or series of capital stock of the Company in accordance with this Section 5, the Company shall take any and all prior corporate action necessary to authorize any corporate action in respect of the Series D Preferred Stock required under this Certificate of Designations.

SECTION 6. Optional Redemption; Mandatory Redemption.

(a) Subject to compliance with the provisions of applicable law, the Company shall have the right, but not the obligation, to redeem the Series D Preferred Stock, in whole or in part, at any time and from time to time, at a redemption price of $1,000 per share of Series D Preferred Stock, plus all accrued and unpaid dividends thereon, if any (such agreement amount, the “Redemption Price”), by delivering written notice thereof (a “Notice of Optional Redemption”) to each Holder and the Company’s transfer agent (if any) at least three (3) Business Days prior to the date designated therein for such redemption. Upon the exercise of the optional redemption right set forth in this Section 6(a) with respect to any share of Series D Preferred Stock that is the last share of Series D Preferred Stock held by a Holder, in addition to the Redemption Price, if applicable, the Company shall pay an additional dividend, if required, such that, together with the payment of the Redemption Price and all dividends paid with respect to such Holder in the aggregate, such Holder shall have received the Minimum Return (such additional dividend, the “Minimum Return Payment”).

(b) In the event that (i) there is a Deemed Liquidation Event, (ii) the Company ceases, or is deemed to have ceased, to conduct business, (iii) any legal proceeding by any judgment creditor is commenced against the Company to attach or levy upon any material property of the Company, which is not dismissed within 45 days, (iv) the Company shall become the subject of any bankruptcy (including, without limitation, any reorganization under Chapter 11 of Title 11 of the United States Code and /or its foreign equivalent), insolvency, receivership, liquidation (including, without limitation, any liquidation under Chapter 7 of Title 11 of the United States Code and/or its foreign equivalent), or dissolution under applicable law or statute, or (v) the Company shall make a general assignment for the benefit of its creditors (each, a “Mandatory Redemption Trigger”), then, in the case of each of the foregoing, the Company shall be required to redeem all of the issued and outstanding Series D Preferred Stock at the Redemption Price, accompanied by the Minimum Return Payment, if applicable.

(c) As promptly as possible following the delivery of a Notice of Optional Redemption (but no earlier than three (3) days thereafter) or upon a Mandatory Redemption Trigger, each Holder specified, as applicable, to be redeemed by the Company shall have such Holder’s shares of Series D Preferred Stock to be redeemed by the Company exchanged for the Redemption Price, accompanied by the Minimum Return Payment, if applicable.

(d) If, on the date of any redemption pursuant to this Section 6, Delaware law governing distributions to stockholders prevents the Company from redeeming all shares of Series D Preferred Stock to be redeemed pursuant to this Section 6, the Company shall ratably redeem the maximum number of shares of Series D Preferred Stock that it may redeem consistent with such law, and shall use best efforts to ameliorate such condition and redeem the remaining shares of Series D Preferred Stock as soon as it may lawfully do so under such law. For the avoidance of doubt, (i) all rights with respect to the shares of Series D Preferred Stock redeemed pursuant to this Section 6 and (ii) the Company’s obligation to pay dividends with respect to such shares of Series D Preferred Stock if, as and when declared by the Board of Directors will terminate only upon the Redemption Price, accompanied by the Minimum Return Payment, if applicable, being paid in full and in cash in respect of such shares of Series D Preferred Stock.

SECTION 7. Shares to be Retired. All shares of Series D Preferred Stock redeemed by the Company in accordance with Section 6 shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

SECTION 8. Liquidation, Dissolution or Winding Up of the Company. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation Event”), holders of the Series D Preferred Stock will first be entitled to receive the Minimum Return before any distribution of assets is made to holders of any Junior Securities. After the payment of the Minimum Return to the holders of the Series D Preferred Stock, the remaining assets of the Company shall be distributed ratably to the holders of the Common Stock and any other Junior Securities in accordance with their rights and preferences.

SECTION 9. Severability. In the event any provision of these terms for the Series D Preferred Stock is for any reason held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and these terms for the Series D Preferred Stock shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 10. Miscellaneous.

(a) Transfers of Series D Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Company kept at an office of the transfer agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Company may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

(b) The shares of Series D Preferred Stock shall not be subject to the operation of any retirement or sinking fund. The shares of Series D Preferred Stock shall not be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class.

(c) All notices and other communications given or made hereunder shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the next Business Day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(d) With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder actually receives the notice.

(e) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Company from time to time.

(f) The shares of Series D Preferred Stock shall have no preemptive or subscription rights, except those that may be expressly provided by contract.

SECTION 11. Definitions.

(a) “Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

(b) “Dividend Cutoff Date” means December 31, 2028.

(c) “Dividend Payment Date” means the first day of each month; provided, that, if any such Dividend Payment Date is not a Business Day, then the applicable dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest or additional accrual (other than any such accrual that is payable on the subsequent Dividend Payment Date).

(d) “Dividend Rate” means (i) from and including the Closing to December 31, 2027, 14% per annum and (ii) after December 31, 2027, 18% per annum.

(e) “Deemed Liquidation Event” means:

(i) a merger, consolidation, statutory conversion, transfer, domestication, or continuance in which (A) the Company is a constituent party; or (B) a subsidiary of Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger, consolidation, statutory conversion, transfer, domestication, or continuance involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger, consolidation, statutory conversion, transfer, domestication, or continuance continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such merger, consolidation, statutory conversion, transfer, domestication, or continuance, a majority, by voting power, of the capital stock or other equity interests of (1) the surviving or resulting corporation or entity; or (2) if the surviving or resulting corporation or entity is a wholly owned subsidiary of another corporation or entity immediately following such merger, consolidation, statutory conversion, transfer, domestication, or continuance, the parent corporation or entity of such surviving or resulting corporation or entity; or

(ii) (A) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole or (B) the sale, lease, transfer, exclusive license or other disposition (whether by merger, consolidation, statutory conversion, domestication, continuance or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

(f) “Minimum Return” means a return of 8% per share of Series D Preferred Stock upon the payment of all dividends thereon and all liquidation, redemption and other cash payments, as applicable, made by the Company to the holder of such share of Series D Preferred Stock with respect to such share of Series D Preferred Stock.

(g) “Holder” means, unless the context otherwise indicates or requires, a holder of record of a share of Series D Preferred Stock, as reflected in the transfer books of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by its undersigned duly authorized officer.

WHITEHAWK INCOME CORPORATION

By:	/s/ Daniel C. Herz
Name: Daniel C. Herz
Title: Chief Executive Officer

Signature Page to Certificate of Designations